Exhibit 10.2

AMENDMENT TO PERFORMANCE-VESTED RESTRICTED STOCK UNIT AGREEMENT
THIS AMENDMENT is made to that certain Performance-Vested Restricted Stock Unit Agreement (the “PSU Agreement”) dated as of February 21, 2018 and April 16, 2018 and granted to the Participant under the GNC Holdings, Inc. 2015 Stock and Incentive Plan (the “Plan”) by GNC Holdings, Inc. (the “Company”).

WHEREAS, the Company desires to amend certain provisions of the PSU Agreement to clarify and limit the discretion retained by the Company’s Compensation Committee (the “Committee”) and provide certain benefits to the Participant, which amendment is materially consistent with the previously disclosed terms of the Plan and has been approved by the Committee pursuant to their authority under the Plan;
NOW, THEREFORE, intending to be legally bound, the Company hereby amends the PSU Agreement as follows:
1.Section 2(b)(ii) of the PSU Agreement is hereby amended to delete the last sentence thereof, which prior to its deletion read as follows:

The Committee may, in its sole discretion, bank an amount less than the amount determined in Exhibit A, with the remaining PSUs forfeited.
2.Section 7 of the PSU Agreement is hereby amended to add a clause to the end of the fourth sentence thereof, so that, as amended, the sentence shall read as follows:

If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly, except to the extent that this Agreement supersedes the Plan to the extent that the Committee has retained only limited and specific discretion with respect to determining PSU vesting based on the performance criteria as described in Exhibit A.
3.The first paragraph of Exhibit A, titled “Performance Condition” is hereby amended to add two sentences to the end thereof, so that the paragraph, as amended, shall read as follows:

The total number of PSUs that may be banked by a Participant will be based on the Company’s Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”) for each calendar year within the Performance Period, and contingent upon the Participant’s continuous employment through the Performance Period. The Committee, in its sole discretion, shall specify how performance is determined by including or excluding from EBITDA items that are deemed to be extraordinary, unusual in nature, infrequent in occurrence, related to the disposal or acquisition of a segment of a business, related to a change in accounting principle, applicable laws or regulations or related to a recapitalization, restructuring, reorganization or sale of assets. Such items may include but are not limited to asset-impairments, certain legal-related charges, gains on refranchising, gains or losses from the sale of a business and any other adjustment approved by the Committee.
4.This amendment is hereby integrated into the PSU Agreement and there are no representations, conditions, promises, or agreements pertaining to the subjects of this amendment that are not set forth in writing herein. The PSU Agreement, as amended by this amendment, together constitute all of the representations, conditions, promises, or agreements that have been made between the parties relating to the subject matter hereof and supersede all other prior agreements. Capitalized terms that are not otherwise defined herein have the same meaning as provided in the PSU Agreement.

INTENDING TO BE LEGALLY BOUND, the Company has executed this amendment on the date(s) set forth below.

GNC HOLDINGS, INC.

By:	/s/ Kevin Nowe
Name:	Kevin Nowe
Title	Senior Vice President, Chief Legal Officer and Secretary
Date	July 23, 2018